EXHIBIT 10.3

DEFERRED STOCK AGREEMENT

THIS AGREEMENT is made as of %%OPTION_DATE%-% (the “Effective Date”) between Oil States International, Inc., a Delaware corporation (the “Company”), and %%FIRST_NAME%-% %%LAST_NAME%-% (“Employee”).

To carry out the purposes of The 2001 Equity Participation Plan of Oil States International, Inc. (the “Plan”), by affording Employee the opportunity to acquire shares of common stock of the Company (“Stock”), and in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company and Employee hereby agree as follows:

1.           Award of Deferred Stock Awards. Upon execution of this Agreement, the Company shall issue %%TOTAL_SHARE_GRANTED,’999,999,999’%-% Deferred Stock Awards and Dividend Equivalents to Employee.  Employee acknowledges receipt of a copy of the Plan, and agrees that this award of Deferred Stock Awards shall be subject to all of the terms and conditions set forth herein and in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Agreement.  In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan shall govern.

2.           Rights attaching to Deferred Stock Awards. As used herein, the term “Deferred Stock Award” or “DSA” shall mean a right to acquire a share in the Company, upon the Forfeiture Restrictions contained herein being satisfied.  Until such time as the Forfeiture Restrictions cease to apply and shares delivered to Employee, Employee shall have no rights as a shareholder of the Company, no dividend rights, and no voting rights with respect of DSAs or any share underlying the DSAs or issuable in respect of such DSAs until such shares are actually issued to and held of record by the Participant.  No adjustment will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of the stock certificate or book entry evidencing such shares.

3.           Forfeiture Restrictions. The DSAs issued to Employee pursuant to this Agreement may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the Forfeiture Restrictions (as hereinafter defined), and in the event of termination of Employee’s employment with the Company for any reason (other than as provided below), automatically upon such termination Employee shall, for no consideration, forfeit to the Company all DSAs to the extent then subject to the Forfeiture Restrictions.  The prohibition against transfer and the obligation to forfeit and surrender DSAs to the Company upon termination of employment are herein referred to as “Forfeiture Restrictions,” and the DSAs which are then subject to the Forfeiture Restrictions are herein sometimes referred to as “Restricted DSAs.”  The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of the DSAs.  The Forfeiture Restrictions shall lapse as to DSAs issued to Employee pursuant to this Agreement as follows:  (a) with respect to 25% of the DSAs, on the first anniversary of the Effective Date, (b) with respect to 50% of the DSAs, on the second anniversary of the Effective Date, (c) with respect to 75% of the DSAs, on the third anniversary of the Effective Date, and (d) with respect to 100% of the DSAs, on the fourth anniversary of the Effective Date.  Notwithstanding the foregoing, the Forfeiture Restrictions shall lapse as to all of the DSAs on (i) the date a Change of Control occurs or (ii) the termination of Employee’s employment due to his death or a disability that entitles Employee to receive benefits under a long term disability plan of the Company.

4.           Delivery of stock. Upon Employee remaining in continued employment up until the Forfeiture Conditions being satisfied, the Company shall deliver to Employee one share in the Company for each DSA that is no longer a Restricted DSA within 30 days of the DSA ceasing to be a Restricted DSA.  Upon shares being delivered, the Company will cancel the relevant DSAs.

5.           Certificates. A certificate evidencing the DSAs shall be issued by the Company in Employee’s name.

6.           Consideration. It is understood that the consideration for the issuance of DSAs shall be Employee’s agreement to render future services to the Company, which services shall have a value not less than the par value of the shares deliverable in respect of such DSAs.

7.           Dividend equivalents. Where the Company pays a dividend, Employee shall receive a cash payment equivalent to the dividend paid on each share of common stock in respect of each DSA during the period between the date each Deferred Stock Award is granted, and the date such Deferred Stock Award is exercised, vests or expires.

8.           Withholding of Tax. To the extent that the receipt of the DSAs and/or shares of unrestricted Stock results in compensation income to Employee for income tax purposes, Employee shall deliver to the Company at the time of such receipt, such amount of money or shares of unrestricted Stock as the Company may require to meet its withholding obligation (if any) under applicable tax laws or regulations, and, if Employee fails to do so, the Company is authorized to withhold from any cash or Stock remuneration then or thereafter payable to Employee any tax required to be withheld by reason of such resulting compensation income.  To the extent that the lapse of any Forfeiture Restrictions results in compensation income to Employee for income tax purposes and Employee has not otherwise made arrangements to satisfy its withholding obligation (if any), the Company shall withhold from the unrestricted Stock such shares as the Company may require to meet its withholding obligations under applicable tax laws or regulations.

9.           Status of DSAs. Employee agrees that the DSAs will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws.  Employee also agrees (i) that the certificates representing the DSAs may bear such legend or legends as the Committee deems appropriate in order to ensure compliance with applicable securities laws, (ii) that the Company may refuse to award the DSAs or register the transfer of shares on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of shares.

10.           Employment Relationship.  For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of the Company, any parent or subsidiary entity of the Company or any successor to any of the foregoing.  Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, and its determination shall be final.

11.           Committee’s Powers.  No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee pursuant to the terms of the Plan, including, without limitation, the Committee’s rights to make certain determinations and elections with respect to the DSAs.

12.           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

13.           Non-Alienation.  Employee shall not have any right to pledge, hypothecate, anticipate or assign this Agreement or the rights hereunder, except by will or the laws of descent and distribution.

14.           Not a Contract of Employment.  This Agreement shall not be deemed to constitute a contract of employment, nor shall any provision hereof affect (a) the right of the Company to discharge Employee at will or (b) the terms and conditions of any other agreement between the Company and Employee except as expressly provided herein.

15.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

16.           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, all effective as of the Effective Date.

OIL STATES INTERNATIONAL, INC.

Cindy B. Taylor
President and Chief Executive Officer